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Exhibit 5.1—Legal Opinion and Consent

July 30, 2004

Aldila, Inc.
13450 Stowe Drive
Poway, California 92064

Re: Registration Statement on Form S-3

Gentlemen:

        We have acted as counsel for Aldila, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company of a registration statement on Form S-3 (the "Registration Statement"), relating to the registration by the Company under the Securities Act of 1933, as amended (the "Act"), of up to 50,000 shares (the "Shares") of the Company's common stock, $0.01 par value per share, to be issued by the Company in connection with the exercise of an option (the "Option") by Nick Price Group, Inc., ("NPG") granted to him pursuant to a privately negotiated stock option agreement, dated March 20, 2000, granted by the Company to NPG in connection with a professional endorsement contract. As such counsel we have been requested to render this opinion.

        We have made such legal and factual investigations as we have deemed necessary or appropriate for the purposes of rendering this opinion.

        In reliance upon the foregoing, and assuming the Option has been properly exercised and the exercise price for the Shares issuable upon such exercise has been fully paid prior to or in connection with such exercise, it is our opinion that the Shares, when sold as described in the prospectus included in the Registration Statement, will be legally issued, fully paid and non-assessable.

        Our opinion is based solely on and limited to the laws of the State of Delaware and California, and the federal laws of the United States of America. We express no opinion as to the laws of any other jurisdiction.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to being named in the prospectus which is a part of such Registration Statement.

Very truly yours,

/s/  SELTZER/CAPLAN/MCMAHON/VITEK,
A LAW CORPORATION

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  Exhibit 5.1—Legal Opinion and Consent